[Quantum Letterhead]

August 16, 2011

Mr. David A. Krall

[address]

Dear David:

We are very pleased to offer you the opportunity to serve on the Board of Directors of Quantum Corporation.

As a Member of the Board of Directors, and under the current Board compensation program, your Board retainer will be $40,000 per annum, all of which will be paid in cash. Additionally, as a member of the Leadership and Compensation Committee of the Board, you will receive a cash retainer of $10,000 per annum. The retainers are generally paid in quarterly installments. Quantum will also reimburse you for any travel or incidental expenses associated with performing your duties as a Board member.

We will recommend to the Leadership and Compensation Committee that restricted stock units (RSUs) with a total value of $125,000 be awarded to you. The number of RSUs to be awarded will be determined at the time of grant based on the company's closing stock price on the date of the Leadership and Compensation Committee's approval, which occurs on the first day of every month. Therefore, the number of RSUs to be awarded to you will be determined using the closing stock price on September 1, 2011. Once the RSUs have been approved, you will receive documentation from E*Trade, Quantum's Stock Administrator, within two (2) months from your start date. If you remain a Board member, you will continue to receive an annual stock grant thereafter. Details of the ongoing annual stock program will be forthcoming and are subject to change.

You should know that the Board compensation program will be reviewed at the August 16, 2011 meeting of the Leadership and Compensation Committee. Should any changes be made to the Board compensation program, your Board compensation package will be based on the new program. Lastly, we are pleased to offer you the opportunity to participate in Quantum's Deferred Compensation Program, details of which are enclosed in this packet.

To confirm your acceptance of our offer, please sign one copy of this letter, complete the enclosed documents, and return them in the enclosed envelope. Please note that your membership will be effective August 17, 2011, provided you accept this offer by that date, as the Board of Directors' have already approved your appointment. Upon your appointment, our General Counsel, Shawn Hall, will contact you to arrange a Board of Directors' orientation.

David A. Krall

August 16, 2011

David, we are very enthusiastic about you joining our Board of Directors. If you have any questions, please do not hesitate to contact me. Again, it is a pleasure to welcome you to Quantum Corporation.

Sincerely,

/s/ Richard E. Belluzzo

Richard E. Belluzzo

Executive Chairman

Quantum Corporation

I understand and accept the terms of this agreement.

Signed:	/s/ David A. Krall	Date:	8/16/11
David A. Krall

Start Date: 8/17/11

Enclosures:

Return Envelope
Deferred Compensation Program overview and forms
Director Change in Control Agreement
Director Indemnification Agreement
Board of Director Handbook
The High Road: Quantum's Business Conduct & Ethics Policy
Section 16 Policy Documentation

cc:	Compensation
Legal